Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 45 dated August 29, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-105

                   5.00% Callable Notes due September 15, 2013

The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $4,208,000.00       Interest Rate:        5.00%

Price to Public:       100%                Issuance Date:        September 1, 2005

Net Proceeds to Trust: $4,149,088.00       Stated Maturity Date: September 15, 2013

Agent's Discount:      1.40%               Initial Interest Payment Date: March 15, 2006

CUSIP Number:          41659FEY6           Interest Payment Frequency: Semi-Annually

Day Count Convention:  30/360              Regular Record Dates:  15 days prior to
                                           any Interest Payment Date.
Optional Redemption: Yes [X] No [ ]        The Survivor's Option  [X] is  [ ]  is
Optional Redemption Date: September        not available
  15, 2007 or any Interest Payment           Annual Put Limitation: $1 million or 1%
  Date thereafter.                           Individual Put Limitation: $250,000
  Initial Redemption Percentage: 100%        Trust Put Limitation: N/A
  Annual Percentage Reduction: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or       Authorized Denominations: $1,000 integral
                         in part.          amounts.

Securities Exchange Listing: None.         Special Tax Considerations: None.

Other Provisions Relating to the Notes:
None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:    FA-405105            Interest Rate:    5.00%

Contract Payment:     $4,208,015.00        Effective Date:   September 1, 2005

Deposit Amount :      $4,149,103.00        Stated Maturity Date: September 15, 2013
(if different from Contract Payment)
Day Count Convention: 30/360               Initial Interest Payment Date:  March 15, 2006

Special Tax Considerations: None.          Interest Payment Frequency: Semi-Annually

Optional Redemption: Yes [X] No [ ]        Survivor Option:  Under the Funding
Optional Redemption Date: September          Agreement, Hartford Life Insurance
  15, 2007 or any Interest Payment           Company [X] is [   ] is not required to
  Date thereafter.                           provide the Trust with amounts it
  Initial Redemption Percentage: 100%        needs to honor valid exercises of the
  Annual Percentage Reduction: N/A           Survivor's Option.
  Redemption may be: [X] In whole only.
                     [ ] In whole or       Other Provisions Relating to the Funding
                         in part.          Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 1, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 1, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA